Exhibit 99.1

             Advocat Announces Results for Third Quarter

    BRENTWOOD, Tenn.--(BUSINESS WIRE)--Nov. 9, 2005--Advocat Inc. (NASDAQ OTC: AVCA) today announced its results for the third quarter ended September 30, 2005.
    Advocat reported net income from continuing operations of $1.8 million, or $0.27 per diluted common share, for the third quarter of 2005 compared with a net income from continuing operations of $182,000, or $0.02 per diluted common share, in 2004. Net income for common stock for the third quarter was $1.7 million, or $0.27 per diluted share, compared with a net loss for common stock of $289,000, or $0.05 per diluted share, in the third quarter of 2004.
    "Advocat reported higher revenues, operating income and net income in the third quarter, and continued to generate strong cash flows from operations," stated William R. Council, III, president and CEO of Advocat. "We continue to focus on strengthening our operations and are pleased with our improved results."
    "During the third quarter, we acquired the Briarcliff Health Care Center, a 120-bed skilled nursing facility in Oak Ridge, Tennessee. We have operated the Briarcliff facility under a lease agreement since 1990. We purchased the nursing home for approximately $6.7 million and financed the transaction with a commercial finance company. We believe our ability to secure this credit underscores the solid progress we have made in improving our financial condition."

    Third Quarter Results

    Advocat's net revenues from continuing operations increased 5.3% to $54.5 million compared with $51.7 million in the third quarter of 2004. The increase in third quarter net revenues was primarily due to patient revenues that increased 5.4% to $51.3 million compared with $48.6 million in the third quarter of 2004. Patient revenues benefited from Medicare rate increases that were effective October 1, 2004, increased Medicare utilization, increased Medicaid rates in certain states and a 0.7% increase in census in 2005 compared with 2004. Medicare revenues increased to 29.5% of patient revenues in 2005, up from 28.5% in 2004. Resident revenues increased to $3.2 million in 2005 from $3.1 million in the third quarter of 2004. Ancillary service revenues, prior to contractual allowances, increased 22.3% to $10.9 million in 2005 from $8.9 million in the third quarter of 2004.
    Operating expenses increased to $42.8 million and represented 78.5% of patient and resident revenues for the third quarter of 2005 compared with $40.3 million, or 77.9% of such revenues, in the third quarter of 2004. The increase in operating expenses was primarily due to higher wage and benefit costs.
    The Company's results of continuing operations for the third quarter of 2005 included professional liability costs that declined to $1.0 million compared with $2.5 million in 2004. The provision for current liability claims recorded during the three months ended September 30, 2005, was partially offset by downward adjustments in the liability primarily resulting from the quarterly actuarial valuations, resulting in a net expense of $1.0 million in the period. These reductions from the quarterly actuarial valuation were primarily the result of the effects of settlements of certain claims for amounts less than had been reserved in prior periods and the resulting effect of these settlements on the assumptions inherent to the actuarial estimate. The self-insurance reserves are assessed on a quarterly basis, with changes in estimated losses being recorded in the consolidated statements of operations in the period identified. Professional liability costs include cash and non-cash charges recorded based on current actuarial reviews. The actuarial reviews include estimates of known claims and an estimate of claims that may have occurred, but have not yet been reported to the Company.
    As of September 30, 2005, the Company has recorded total liabilities for reported professional liability claims and estimates for incurred but unreported claims of $34.4 million, and has current debt obligations of $48.3 million. The Company does not have cash or available resources to pay in full this current debt, the accrued professional liability claims or any significant portion of either and has limited resources available to meet its anticipated operating, capital expenditure and debt service requirements during 2005.

    Nine Months Results

    Net revenues increased to $159.0 million in the first nine months of 2005 compared with $149.2 million in 2004. Patient revenues increased to $149.4 million in 2005 compared with $140.1 million in the first nine months of 2004. Resident revenues were $9.5 million compared with $9.2 million. Ancillary service revenues, prior to contractual allowances, increased to $31.1 million in 2005 from $27.4 million in 2004.
    Operating expenses were $123.6 million in 2005 and represented 77.8% of patient and resident revenues compared with $116.9 million, or 78.4% of such revenues, in 2004. The increase in operating expenses was primarily due to higher wage and benefit costs.
    Professional liability expense for the first nine months of 2005 resulted in a net benefit of $4.8 million compared with a net benefit of $2.2 million in the same period of 2004. During the nine months ended September 30, 2005, the Company reduced its total recorded liabilities for self-insured professional liability risks to $34.4 million, down from $42.9 million at December 31, 2004. Downward adjustments in the liability primarily resulting from the quarterly actuarial valuations were partially offset by the provision for current liability claims recorded during the nine months ended September 30, 2005, resulting in a net benefit of $4.8 million in the period.
    Net income from continuing operations for the first nine months of 2005 was $12.2 million, or $1.87 per diluted common share, compared with $8.3 million, or $1.29 per share, in the first nine months of 2004. Net income for common stock for the first nine months of 2005 was $12.1 million, or $1.90 per diluted share, compared with $6.7 million, or $1.08 per diluted share, in the same period of 2004. The 2005 results include income of $141,000 from discontinued operations compared with a loss of $1.4 million in the same period of 2004.

    Third Quarter Conference Call

    Advocat will conduct a conference call to discuss its third quarter 2005 earnings release on November 10, 2005, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To participate in the Company's call, dial 866-800-8651 or 617-614-2704 and enter passcode 25570245. A live broadcast of the conference call will also be available on the Internet at the Company's web site, www.irinfo.com/avc, as well as www.earnings.com and www.streetevents.com. A replay of the broadcast will be available until November 24, 2005, at the same web sites.

    Forward-Looking Statements

    Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, uncertainty regarding the Company's ability to restructure or refinance its debt, the impact of under-insured professional liability claims, the accuracy of the Company's estimate of its anticipated professional liability expense, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as well as in other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors that could cause actual results to differ materially from those indicated in the forward-looking statements. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
    Advocat Inc. provides long-term care services to nursing home patients and residents of assisted living facilities in nine states, primarily in the Southeast.
    For additional information about the Company, visit Advocat's web site: http://www.irinfo.com/avc


                             ADVOCAT INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)
                 (In thousands, except per share data)

                                For the Three       For the Nine
                                   Months              Months
                              Ended September 30, Ended September 30,
                                2005      2004      2005      2004
                              --------- --------- --------- ---------
REVENUES:
  Patient revenues, net        $51,261   $48,620  $149,426  $140,058
  Resident revenues              3,229     3,115     9,543     9,162
                              --------- --------- --------- ---------
     Net revenues               54,490    51,735   158,969   149,220
                              --------- --------- --------- ---------
EXPENSES:
  Operating                     42,799    40,283   123,602   116,940
  Lease                          3,972     3,827    11,950    11,494
  Professional liability           984     2,500    (4,837)   (2,185)
  General and administrative     3,391     3,396    10,577     9,316
  Depreciation and
   amortization                  1,273     1,171     3,719     3,540
                              --------- --------- --------- ---------
     Total expenses             52,419    51,177   145,011   139,105
                              --------- --------- --------- ---------
OPERATING INCOME                 2,071       558    13,958    10,115
                              --------- --------- --------- ---------
OTHER INCOME (EXPENSE):
     Foreign currency
      transaction gain             258       303       136       496
     Interest income               132       111       401       155
     Interest expense             (868)     (758)   (2,417)   (2,280)
                              --------- --------- --------- ---------
                                  (478)     (344)   (1,880)   (1,629)
                              --------- --------- --------- ---------
INCOME FROM CONTINUING
 OPERATIONS BEFORE INCOME
 TAXES                           1,593       214    12,078     8,486
PROVISION (BENEFIT) FOR
 INCOME TAXES                     (170)       32      (150)      186
                              --------- --------- --------- ---------

NET INCOME FROM CONTINUING
 OPERATIONS                      1,763       182    12,228     8,300
                              --------- --------- --------- ---------
INCOME (LOSS) FROM
 DISCONTINUED OPERATIONS:
  Operating loss, net of tax
   provision of $0, $0, $0
   and $150, respectively            -      (473)     (250)   (1,513)
  Gain on sale, net of tax
   provision of $0, $30, $0
   and $424, respectively            8        77       391       159
                              --------- --------- --------- ---------
     Net income (loss) from
      discontinued operations        8      (396)      141    (1,354)
                              --------- --------- --------- ---------
NET INCOME (LOSS)                1,771      (214)   12,369     6,946
PREFERRED STOCK DIVIDENDS,
 ACCRUED BUT NOT PAID               81        75       237       221
                              --------- --------- --------- ---------

NET INCOME (LOSS) FOR COMMON
 STOCK                          $1,690     $(289)  $12,132    $6,725
                              ========= ========= ========= =========

NET INCOME (LOSS) PER COMMON
 SHARE:
  Per common share - basic
     Income from continuing
      operations                 $0.29     $0.02     $2.09     $1.43
     Income (loss) from
      discontinued operations     0.00     (0.07)     0.03     (0.24)
                              --------- --------- --------- ---------
                                 $0.29    $(0.05)    $2.12     $1.19
                              ========= ========= ========= =========
  Per common share - diluted
     Income from continuing
      operations                 $0.27     $0.02     $1.87     $1.29
     Income (loss) from
      discontinued operations     0.00     (0.07)     0.03     (0.21)
                              --------- --------- --------- ---------
                                 $0.27    $(0.05)    $1.90     $1.08
                              ========= ========= ========= =========
WEIGHTED AVERAGE SHARES:
  Basic                          5,725     5,695     5,725     5,647
                              ========= ========= ========= =========
  Diluted                        6,498     5,695     6,498     6,407
                              ========= ========= ========= =========


                             ADVOCAT INC.
                 CASH FLOWS FROM OPERATING ACTIVITIES
                              (Unaudited)
                            (In thousands)

                              Three Months Ended  Nine Months Ended
                                 September 30,       September 30,
                                2005      2004      2005      2004
                              --------- --------- --------- ---------

NET INCOME                      $1,771     $(214)  $12,369    $6,946
Income (loss) from
 discontinued operations             8      (396)      141    (1,354)
                              --------- --------- --------- ---------
Net income from continuing
 operations                      1,763       182    12,228     8,300
Adjustments to reconcile net
 income from continuing
 operations to net cash
  provided by operating
  activities:
       Depreciation and
        amortization             1,273     1,171     3,719     3,540
       Provision for doubtful
        accounts                   492       465     1,212     1,170
       Provision for (benefit
        from) accrual for
        self-insured
        professional
        liability, net             830     2,341    (5,291)   (2,760)
       Payment of
        professional
        liability costs           (967)     (778)   (3,198)   (2,145)
       Amortization of
        deferred balances           65        90       265       272
       Provision for leases
        in excess of cash
        payments                    59       139       168       417
       Foreign currency
        transaction gain          (258)     (303)     (136)     (496)
       Non-cash interest
        expense                     41        39       122       114
       Non-cash interest
        income                    (101)      (95)     (323)     (125)
                              --------- --------- --------- ---------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES BEFORE
 CHANGES IN OTHER ASSETS AND
 LIABILITIES                     3,197     3,251     8,766     8,287
CHANGES IN OTHER ASSETS AND
 LIABILITIES AFFECTING
 OPERATING ACTIVITIES:
       Receivables, net           (246)   (1,241)   (1,848)     (167)
       Prepaid expenses and
        other assets              (713)   (1,402)   (1,928)   (1,056)
       Trade accounts payable
        and occurred expenses      501       126     1,137    (2,539)
                              --------- --------- --------- ---------
              Net cash
               provided by
               continuing
               operations        2,739       734     6,127     4,525
              Net cash
               provided
               (used) by
               discontinued
                 operations         --       (57)      (59)      738
                              --------- --------- --------- ---------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES           $2,739      $677    $6,068    $5,263
                              ========= ========= ========= =========

    CONTACT: Advocat Inc.
             William R. Council, 615-771-7575